UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 12, 2008
MIDWAY GAMES INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12367	22-2906244
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation)		Number)

2704 West Roscoe Street, Chicago, Illinois	60618
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (773) 961-2222
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
In response to its current financial position, on December 12, 2008, the Registrant determined to implement an expense reduction program, which included (i) a reduction in force at its Chicago, IL, San Diego, CA and Austin, TX locations, (ii) the closure of its Austin, TX studio and (iii) the suspension of several of its non-core prototype games. As a result of the reduction in force, the headcount at the Registrant will be reduced by approximately 180 full-time employees, which represents approximately 25% of its total workforce. The reduction in force affects substantially all of the Registrant’s functional groups. As a result of the reduction in force, the Registrant expects to incur a cash charge of approximately $1.6 million in the fourth quarter of 2008. This charge is primarily due to expenses related to severance for terminated employees.
Item 7.01 Regulation FD Disclosure
In addition to the charge related to the reduction in force implemented by the Registrant, the Registrant will incur charges of (i) approximately $19.9 million related to additional non-cash expenses as a result of the Fundamental Change that triggered an accelerated repurchase schedule with respect to the Registrant’s 6.0% Notes and 7.125% Notes, which was previously disclosed in the Registrant’s Current Report on Form 8-K filed on December 4, 2008 and (ii) approximately $0.2 million of accelerated expenses related to unamortized debt issue costs with respect to the Registrant’s outstanding debts under its Credit Agreements with National Amusements, Inc., $70 million in which Acquisition Holdings Subsidiary I LLC is participating as a result of the Transaction disclosed in (a) the Registrant’s Current Report on Form 8-K filed on December 4, 2008, (b) a Schedule 13D/A filed on December 1, 2008 by Sumner M. Redstone, SUMCO, Inc. and National Amusements, Inc. and (c) a Schedule 13D filed on December 5, 2008 by Acquisition Holdings Subsidiary I LLC, MT Acquisition Holdings LLC and Mark Thomas.
The total of the above charges in the fourth quarter will be approximately $21.7 million.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Midway Games Inc. dated December 16, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GAMES INC.
December 16, 2008	By:	/s/ Matthew V. Booty
Matthew V. Booty
Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Midway Games Inc. dated December 16, 2008